EXHIBIT 2
SHARE PURCHASE AGREEMENT
by and among
IDG Technology Venture Investment, Inc.
AND
Grand Continental Holdings Limited
Dated as of November 2, 2011

i

Schedule I — Aggregate Purchase Price

ii

SHARE PURCHASE AGREEMENT (this “SPA”), dated as of November 2, 2011, by and between IDG Technology Venture Investment, Inc., a company organized under the laws of the State of Massachusetts (the “Seller”) and Grand Continental Holdings Limited, a company incorporated under the Laws of British Virgin Islands (the “Buyer”). The Seller and Buyer are hereinafter collectively referred to as the “parties” and each individually as a “party.”
W I T N E S S E T H:
WHEREAS, as of the date of this SPA, the Seller owns 14.13% of the issued and outstanding ordinary shares, par value HK$0.001 per share (the “Ordinary Shares”) in the form of ADSs, of China Finance Online Co. Limited, a company incorporated under the Laws of Hong Kong (the “Company”); and
WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller the Shares, upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Specific Definitions. As used in this SPA, the capitalized terms shall have the following meanings:
“ADSs” means the American Depositary Shares of the Company, each representing five Ordinary Shares.
“Affiliate” as applied to any Person, means any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person.
“Aggregate Purchase Price” has the meaning set forth in Section 2.2.
“Agreement” means this SPA and all Annexes and Exhibits attached hereto.
“Arbitration Procedures” has the meaning set forth in Section 9.9(a).
“Arbitration Rules” has the meaning set forth in Section 9.9(a).
“Bankruptcy Exception” has the meaning set forth in Section 3.3.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the PRC, Hong Kong or New York are authorized or obligated by applicable Law to be closed.
“Buyer” have the meanings set forth in the preamble of this SPA.
“Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Claim Notice” has the meaning set forth in Section 7.4(a).
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” means each of the First Closing Date, Second Closing Date or Third Closing Date.
“Communication” has the meaning set forth in Section 9.8.
“Company” has the meaning set forth in the recitals of this SPA.
“Confidential Information” has the meaning set forth in Section 5.1(a).
“Contract” means any written or oral contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement.
“Control,” “Controlled” or “Controlling” with respect to any Person means having the ability to direct the management and affairs of such Person, whether through the ownership of voting securities or by contract, and such ability shall be deemed to exist when any Person holds a majority of the outstanding voting securities, or the economic rights and benefits, of such Person.
“Disclosing Party” has the meaning set forth in Section 5.1(a).
“Encumbrance” means, whether arising under contract or otherwise, any lien, pledge, debt, retention agreement, hypothecation, rights of others, assessments, voting trust agreements, options, right of first offer, right of first refusal, proxy, title defects, security interest, claim, charge, easement, commitment, encroachment, mortgage, restriction, limitation or encumbrance of any kind or nature whatsoever.
“First Closing Date” has the meaning set forth in Section 2.2(a).
“First Closing Purchase Price” has the meaning set forth in Section 2.2(a).
“Governmental Authority” means any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, instrumentality, court or other judicial body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory or administrative functions of or pertaining to government, and any regulatory and self-regulatory authority, including the Nasdaq Stock Exchange.
“Governmental Authorization” means all approvals, franchises, certificates of authority, orders, consents, judgments, decrees, licenses, permits, waivers or other authorizations issued, granted, given or otherwise made by or under the authority of any Governmental Authority or pursuant to any applicable Law.
“HKIAC” has the meaning set forth in Section 9.9(a).
“Indemnified Parties” has the meaning set forth in Section 7.2(a).
“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree, or international or multinational treaty or agreement enacted, issued, promulgated, enforced or entered by a Governmental Authority.
“Liability” means any debt, liability, commitment or similar obligation of any kind, character or nature whatsoever, whether known or unknown, actual or future, secured or unsecured, accrued, fixed, absolute, contingent or otherwise, and whether due or to become due.
“Losses” has the meaning set forth in Section 7.2(a).
“Notice Period” has the meaning set forth in Section 7.4(a).
“Ordinary Shares” has the meaning set forth in the recitals of this SPA.
“Organizational Documents” means certificate of incorporation, memorandum of association, articles of association, by-laws, business license and other constitutional documents.
“party” and “parties” have the meaning set forth in the preamble of this SPA.
“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity (whether or not having separate legal personality).
“PRC” means The People’s Republic of China, which, for the purposes of this SPA only, shall not include Hong Kong, Macau Special Administrative Region or Taiwan.
“Purchase Price” has the meaning set forth in Section 2.2.
“Receiving Party” has the meaning set forth in Section 5.1(a).
“Representatives” means, with respect to any Person, such Person’s and such Person’s Affiliates’ respective directors, officers, financing sources, general partners, limited partners, equity holders, members, managers, employees, agents, consultants, accountants, advisors, including legal and financial advisors, or other representatives.
“RMB” means the lawful currency of the PRC.
“SEC” means the Securities and Exchange Commission of the U.S.
“Second Closing Date” has the meaning set forth in Section 2.2(b).
“Second Closing Purchase Price” has the meaning set forth in Section 2.2(b).
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Seller Indemnified Parties” has the meaning set forth in Section 7.3.
“Seller” has the meaning set forth in the preamble of this SPA.

“Shares” means the aggregate of 2,200,000 ADSs, representing 11,000,000 Ordinary Shares, of the Company to be sold by the Seller to the Buyer pursuant to this SPA.
“SPA” has the meaning set forth in the preamble of this SPA.
“Taxes” means all federal, provincial, territorial, state, municipal, local, foreign or other taxes (including, governmental imposts, levies and other assessments) including, all income, franchise, gains, capital, profits, gift, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, excise, employment, payroll, social security, unemployment, disability, education, estimated or withholding taxes, and all customs and import duties, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties.
“Tax Return” means any return, report, information statement, schedule or other document (including, any such document prepared on a consolidated, combined or unitary basis and also including any supporting schedules or attachments thereto) filed or required to be filed with respect to Taxes.
“Third Closing Date” has the meaning set forth in Section 2.2(c).
“Third Closing Purchase Price” has the meaning set forth in Section 2.2(c).
“Third Party Claim” has the meaning set forth in Section 7.4(a).
“Transfer” means, with respect to any Shares, to sell, assign, dispose of, exchange or otherwise transfer such Shares.
“Transfer Taxes” has the meaning set forth in Section 5.5(b).
“U.S.” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.
“U.S.$” means United States Dollars, the lawful currency of the U.S.
Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this SPA and, unless otherwise indicated, shall have such meaning indicated throughout this SPA.
Section 1.3 Other Definitional Provisions.
(a) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this SPA, shall refer to this SPA as a whole and not to any particular provision of this SPA.
(b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
(c) Words importing gender include each gender.

(d) Whenever the words “include,” “includes” or “including” are used in this SPA, they shall be deemed to be followed by the words “without limitation.”
(e) Any reference to a contract or document is to that contract or document as amended, novated, supplemented, restated or replaced from time to time.
(f) References in this SPA to any Law or regulation include references to such Law or regulation as amended, modified or replaced from time to time and any Laws or regulations made pursuant to such Law or regulation; provided that nothing in this Section 1.3(f) shall operate to increase the liability of any party beyond what would have existed had this Section 1.3(f) been omitted.
(g) If any rights or obligations under this SPA fall on a day or date which is not a Business Day, such rights or obligations shall instead fall on the next succeeding Business Day after such stated day or date.
(h) Whenever reference is made in this SPA to any Article, Annex, Section or Exhibit, such reference shall be deemed to apply to the specified Article or Section of this SPA or the specified Annex or Exhibit to this SPA.
(i) The parties have participated jointly in the negotiating and drafting of this SPA. In the event that an ambiguity or a question of intent or interpretation arises, this SPA shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this SPA.
ARTICLE II
PURCHASE AND SALE OF SHARES
Section 2.1 Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this SPA and on the basis of the representations, warranties, covenants, agreements, undertakings and obligations contained herein, at the Closing, the Seller shall sell to the Buyer the number of ADSs specified in Section 2.2 hereof, free and clear of all Encumbrances, and the Buyer hereby agrees to purchase such number of ADSs, all at the price of U.S.$7.0 per ADS in the manner specified in Section 2.2. The aggregate number of ADSs that the Seller agrees to sell and the Buyer agrees to buy under this SPA is 2,200,000, representing 11,000,000 Ordinary Shares.
Section 2.2 Closing. The closing shall take place in three installments as follows (each a “Closing”), in each case all conditions to the Closing have been either satisfied or waived by the party entitled to waive such condition (excluding conditions capable of being satisfied only as part of the Closing):
(a) First Closing: as soon as possible but no later than 30 days after the date hereof (the “First Closing Date”), the Buyer agrees to pay to the Seller the aggregate purchase price (the “First Closing Purchase Price”) and the Seller agrees to transfer the corresponding number of ADSs as set forth on Schedule I attached hereto;
(b) Second Closing: as soon as possible but no later than three months after the date hereof (the “Second Closing Date”), the Buyer agrees to pay to the Seller the aggregate purchase price (the “Second Closing Purchase Price”) and the Seller agrees to transfer the corresponding number of ADSs as set forth on Schedule I attached hereto; and

(c) Third Closing: as soon as possible but no later than six months after the date hereof (the “Third Closing Date”), the Buyer agrees to pay to the Seller the aggregate purchase price (the “Third Closing Purchase Price”) and the Seller agrees to transfer the corresponding number of ADSs as set forth on Schedule I attached hereto.
The First Closing Purchase Price, the Second Closing Purchase Price and the Third Closing Purchase Price are hereinafter collectively referred to as the “Aggregate Purchase Price” and each a “Purchase Price”.
Section 2.3 Deliveries by the Buyer. At each Closing, the Buyer shall pursuant to Section 9.7 deliver to the Seller the following:
(a) a copy of irrevocable payment instruction to wire transfer the respective Purchase Price in U.S. Dollars in immediately available funds to an account designated by Seller by notice to Buyer, which notice shall be delivered not later than one Business Day prior to such Closing Date (or if not so designated, then certified or official bank check payable in immediately available funds to the order of Seller in such amount) ; and
(b) a copy of the cross-receipt with respect to the receipt of all the deliveries by the Seller in accordance with this Section 2.3 and by the Buyer in accordance with Section 2.4.
Section 2.4 Deliveries by the Seller. At each Closing, the Seller shall pursuant to Section 9.7 deliver to the Buyer the following:
(a) a copy of Seller’s irrevocable instruction to Goldman Sachs & Co. to transfer the respective Shares as set forth on Schedule I attached hereto to UBS AG Zurich, the custodian bank of UBS AG Hong Kong Branch for the account of the Buyer, which account information shall be delivered by Buyer to Seller no later than one Business Day prior to such Closing Date; and
(b) a copy of the cross-receipt with respect to the receipt of all the deliveries by the Seller in accordance with Section 2.3 and by the Buyer in accordance with this Section 2.4.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Section 3.1 Representations and Warranties. The Seller represents and warrants to the Buyer that as of the date hereof and as of each Closing Date each of the representations and warranties set forth in this Article III is true and accurate.

Section 3.2 Due Organization and Good Standing. The Seller is a company duly organized, validly existing and in good standing under the Laws of the State of Massachusetts.
Section 3.3 Corporate Power. The Seller has full legal rights, requisite corporate power and authority and has taken all corporate actions necessary in order to execute, deliver and fully perform its obligations under this SPA and to consummate the transactions contemplated herein. When executed and delivered by the parties hereto, this SPA shall constitute a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights and to general equity principles (the “Bankruptcy Exception”).
Section 3.4 Title. All of the Shares have been duly authorized, and are validly issued, fully paid and non-assessable. The Seller is the sole legal and beneficial owners of the Shares, free and clear of any Encumbrances. The Shares are being sold by it free and clear of all Encumbrances and, upon delivery of any of such Shares by the Seller at each Closing, good and valid title to such Shares, free and clear of all Encumbrances will pass to the Buyer.
Section 3.5 No Conflict. The execution and delivery of this SPA by the Seller does not, the performance by the Seller of its obligations hereunder and the consummation of the transactions contemplated herein will not (i) conflict with or result in any breach of any provisions of its Organizational Documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under any material note, bond, mortgage, deed of trust, security interest, indenture, license, Contract or other instrument or obligation to which either of the Seller is a party or to which any of the property or assets of the Seller is subject, or (iii) violate any Law or Governmental Authorization applicable to the Seller.
Section 3.6 Litigation and Claims.
(a) There are no legal or governmental proceedings pending to which the Seller is a party or of which any property of the Seller is the subject that could, individually or in the aggregate, impair or delay the ability of the Seller to effect each Closing, and to the knowledge of the Seller, no such proceedings are threatened by any Governmental Authority or others.
(b) None of the assets or properties of the Seller is subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority that, individually or in the aggregate, could impair or delay the ability of the Seller to effect each Closing.
Section 3.7 Filings and Approvals. Except for an amended statement of beneficial ownership on Schedule 13G to be filed by the Seller with the SEC following the execution of this SPA to reflect the transactions contemplated herein, no notices, reports or other filing are required to be made by the Seller with, nor are any registrations or approvals required to be obtained by the Seller from, any Governmental Authority in connection with the execution or delivery of this SPA by the Seller, the performance by the Seller of its obligations hereunder or the consummation of the transactions contemplated herein, other than those that have already been made or obtained.
Section 3.8 Securities Act. The sale of the Shares pursuant to this SPA is exempt from registration requirement of the Securities Act under Regulation S thereunder; provided, that, the representations and warranties of the Buyer herein are true and correct as the date hereof and as of each Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Section 4.1 Representations and Warranties. The Buyer represents and warrants to the Seller that as of the date hereof and as of each Closing Date each of the representations and warranties set forth in this Article IV is true and accurate.
Section 4.2 Due Organization and Good Standing. The Buyer is an entity that is duly organized, validly existing and in good standing under the Laws of the British Virgin Islands.
Section 4.3 Corporate Power. The Buyer has full legal rights, requisite corporate power and authority and has taken all corporate actions necessary in order to execute, deliver and fully perform its obligations under this SPA and to consummate the transactions contemplated herein. When executed and delivered by the parties hereto, this SPA shall constitute a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the Bankruptcy Exception.
Section 4.4 Filings and Approvals. Except for the Schedule 13D to be filed by the Buyer with the SEC following the execution of this SPA to reflect the transactions contemplated herein, no notices, reports or other filing are required to be made by the Buyer with, nor are any registrations or approvals required to be obtained by the Buyer from, any Governmental Authority in connection with the execution or delivery of this SPA by the Buyer, the performance by the Buyer of its obligations hereunder or the consummation of the transactions contemplated herein.
Section 4.5 No Conflicts. The execution and delivery of this SPA by the Buyer does not, the performance by the Buyer of its obligations hereunder and the consummation of the transactions contemplated herein will not (i) conflict with or result in any breach of any provisions of its Organizational Documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under any material note, bond, mortgage, deed of trust, security interest, indenture, license, Contract or other instrument or obligation to which the Buyer is a party or to which any of the property or assets of the Buyer is subject, or (iii) violate any Law or Governmental Authorization applicable to the Buyer.
Section 4.6 Availability of Funds. The Buyer will have on each Closing Date sufficient funds or other sources of immediately available funds to make the payments for the Purchase Price.
Section 4.7 Buyer’s Status in the U.S. The Buyer is not in the U.S., not a U.S. Person (as the term is defined in Rule 902 under the Securities Act), and is not purchasing the Shares, or the beneficial interest therein, for the account or benefit of a U.S. Person.
Section 4.8 No Directed Selling Efforts. None of the Buyer, any of its respective Affiliates, or any Person acting on behalf of any of them has engaged in or will, during the “distribution compliance period” (as the term is defined in Rule 902 under the Securities Act), engage in any “directed selling efforts” (as the term is defined in Rule 902 under the Securities Act) and the Buyer, any of its respective Affiliates, and any Person acting on behalf of any of them has complied and will comply with the offering restrictions requirement of Regulation S under the Securities Act.

Section 4.9 Litigation and Claims.
(a) There are no legal or governmental proceedings pending to which the Buyer is a party or of which any property of the Buyer is the subject that could, individually or in the aggregate, impair or delay the ability of the Buyer to effect each Closing, and to the knowledge of the Buyer , no such proceedings are threatened by any Governmental Authority or others.
(b) None of the assets or properties of the Buyer is subject to any order, writ, judgment, award, injunction or decree of any Governmental Authority that, individually or in the aggregate, could impair or delay the ability of the Buyer to effect each Closing.
Section 4.10 Inspections. The Buyer is an informed and sophisticated purchaser, experienced in the evaluation and purchase of companies such as the Company and the entry into transactions such as the transactions contemplated herein. The Buyer has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of its obligations under this SPA. The Buyer agrees to purchase the Shares based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Seller, except as expressly set forth in this SPA. Without limiting the generality of the foregoing, the Buyer acknowledges that the Seller makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to the Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its subsidiaries or (ii) any other information or documents made available to the Buyer or their respective counsel, accountants or advisors with respect to the Company and its subsidiaries or their business, except as expressly set forth in this SPA.
ARTICLE V
COVENANTS
Section 5.1 Confidentiality.
(a) Each party (for the purposes of this Section 5.1, the “Receiving Party”) agrees to, and shall procure its Representatives to, keep confidential and not to use or disclose any information provided pursuant to or in connection with this SPA by any other party (for the purposes of this Section 5.1, the “Disclosing Party”) that the Disclosing Party has designated as confidential or proprietary information (whether oral, written or in any other form), which the Disclosing Party has provided prior to the date hereof or may provide to the Receiving Party or its Representatives subsequent to the date hereof, and any information derived by the Receiving Party or its Representatives from such information, including the existence and terms and conditions of this SPA and the transactions contemplated hereunder (collectively, the “Confidential Information”). Confidential Information shall not include information that:
(i)	is publicly available or becomes publicly available without the breach of any obligations of confidentiality by the Receiving Party;

(ii)
was in the possession of the Receiving Party, having been acquired without the breach of any obligations of confidentiality known to the Receiving Party, prior to it being furnished to the Receiving Party by the Disclosing Party;

(iii)	was independently and lawfully acquired by the Receiving Party without the breach of any obligations of confidentiality; or
(iv)	is acquired by the Receiving Party without breach of any obligation of confidentiality known to the Receiving Party.
(b) the Receiving Party may disclose Confidential Information to its Representatives subject to the condition that they:
(i)	need to know the Confidential Information for purposes of the transactions contemplated in this SPA;
(ii)	are informed by the Receiving Party of the confidential nature of the Confidential Information; and
(iii)	are bound by confidentiality obligations to the same extent as set forth in this Section 5.1.
(c) If the Receiving Party is required pursuant to legal proceedings or becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Receiving Party shall provide the Disclosing Party with prompt prior written notice and may disclose only that portion of the Confidential Information that is required and shall exercise reasonable efforts to obtain assurance that confidential treatment shall be accorded to such Confidential Information; provided that the failure to obtain such assurance of confidential treatment shall not limit or restrict any disclosures otherwise permitted under this Section 5.1. If the Receiving Party is required by applicable Laws (as determined by its legal counsel) or pursuant to a request by any other regulatory or Governmental Authority in any jurisdiction to disclose any of the Confidential Information, the Receiving Party shall as far as reasonably practicable make such disclosure only after prior consultation with the Disclosing Party and after giving the Disclosing Party a reasonable opportunity to comment on the proposed disclosure. Nothing contained herein is intended to limit or restrict the Buyer’s ability or Seller’s ability to file a Schedule 13D or Schedule 13G respectively with the SEC or any amendments thereto or to make required disclosure therein.
(d) All Confidential Information provided by a Disclosing Party shall be and shall remain the property of the Disclosing Party. Upon the termination of this SPA and upon the written request of the Disclosing Party, the Receiving Party shall, and shall procure its Representatives and Affiliates to, subject to applicable Laws, within thirty (30) calendar days following such request, return to the Disclosing Party all Confidential Information and all reproductions of Confidential Information, or promptly destroy such Confidential Information or reproductions thereof in any form (except the Receiving Party shall not be required to return or destroy such Confidential Information or any reproduction thereof to the extent necessary to demonstrate its or its Representatives’ compliance with any Law, fiduciary obligations or bona fide document retention policy or not reasonably practicable). In the case of such Confidential Information that is not returned or destroyed, the Receiving Party shall continue to keep such information confidential pursuant to the terms of this Section 5.1 and shall not use such Confidential Information for purposes other than the compliance with such Laws.

(e) Notwithstanding anything herein to the contrary, any party may disclose to any and all Persons, of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials of any kind (including tax opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent necessary to enable any Person to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal or state income tax treatment of the transactions contemplated herein.
Section 5.2 Reasonable Best Efforts. Each of the parties shall use all reasonable best efforts (including the fulfillment of the conditions to the Closing specified in Article VI to be performed by it) to have each Closing occur as soon as possible in accordance with Section 2.2 hereof; provided, however, that none of the parties hereto shall have any obligation to propose, negotiate, commit to or effect, by consent decree, hold separate orders or otherwise, the sale, divestiture or disposition of assets or properties in order to avoid any injunction (or to effect the dissolution thereof), temporary restraining order or other order or decision in any suit or proceeding.
Section 5.3 Required Approvals and Cooperation. Each party agrees to cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation required by any applicable Laws with respect to the transactions contemplated herein and promptly file any additional information requested by any relevant Governmental Authority as soon as practicable after receipt of such request therefor.
Section 5.4 Resale. None of the Buyer, any of its respective Affiliates, or any Person acting on behalf of any of them shall offer to Transfer or Transfer any Shares the Buyer acquires on each Closing Date prior to the expiration of forty (40) days after such Closing Date to a U.S. person (as the term is defined in Rule 902 under the Securities Act) or for the account or benefit of a U.S. person.
Section 5.5 Expenses.
(a) Except as otherwise expressly provided herein, whether or not the transactions contemplated in this SPA are consummated, all costs and expenses incurred in connection with this SPA and the transactions contemplated herein, shall be paid by the party incurring such expense. Without limiting the generality of the foregoing, each party shall pay all legal and accounting fees, and other fees to consultants and advisors incurred by it, relating to this SPA and the transactions contemplated herein.
(b) All excise, sales, use, value added, transfer, stamp, stamp duty, stamp duty reserve, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the transactions contemplated herein, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), shall be borne by the Buyer. Any taxes and fees that may be imposed or assessed on the Seller under the applicable Laws as a result of the gains derived from the Seller’s receipt of the Purchase Price shall be borne by the Seller. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared by the party primarily or customarily responsible under applicable local Law for filing such Tax Returns, and such party will use its reasonable best efforts to provide such Tax Returns to the other party at least ten (10) Business Days prior to the date such Tax Returns are due to be filed. The Buyer and the Seller shall cooperate in the timely completion and filing of all such Tax Returns. The Buyer agrees to promptly pay all Transfer Taxes.

Section 5.6 Further Assurances. At any time and from time to time after each Closing Date, the parties hereto agree to: (a) furnish upon request to each other such further assurances, information, documents, instruments of transfer or assignment, files and books and records; (b) promptly execute, acknowledge and deliver any such further assurances, documents, instruments of transfer or assignment, files and books and records; and (c) do all such further acts and things as the other parties may reasonably request for the purpose of carrying out the intent of this SPA.
ARTICLE VI
CONDITIONS TO CLOSING
Section 6.1 Conditions to the Buyer’s and the Seller’s Obligations at each Closing Date.
(a) Regulatory Matters. All waivers, approvals, registrations, notices and filings required for the transactions contemplated by this SPA from or with any Governmental Authority shall have been obtained or made and be in effect as of each Closing Date and any required waiting period (and any extension thereof) under applicable competition Laws applicable to the purchase by the Buyer of the Shares contemplated hereby shall have expired or shall have been terminated.
(b) No Prohibition. No Law shall be in effect prohibiting the consummation of the transactions contemplated herein.
(c) Frustration of Closing Conditions. None of the parties may rely on failure of any condition set forth in Article VI to be satisfied if such failure was caused by the failure of such party (or an Affiliate thereof) to act in good faith or use its reasonable best efforts to cause each Closing to occur.
Section 6.2 Conditions to the Buyer’s Obligations at each Closing Date. The obligation of the Buyer under this SPA to consummate the purchase of the corresponding number of ADSs and the other transactions contemplated by this SPA shall be subject to the satisfaction, at or prior to each Closing, of all of the following conditions, any one or more of which may be waived by the Buyer in its sole discretion:
(a) Representations and Warranties Accurate. All representations and warranties of the Seller contained in Article III shall be true and accurate in all material respects (disregarding, for purposes of such determination of materiality, all qualifications in such representations and warranties regarding “material”), as of the date of this SPA and (except that representations and warranties that are made as of a specific date need only be true and correct as of such date) as of such Closing Date as though newly made on and as of such Closing Date.
(b) Performance. The Seller shall have performed and complied with all agreements, covenants, obligations and conditions required by this SPA to be performed and complied with by it prior to or on such Closing Date, in all material respects.

(c) Deliverables. The Buyer shall have received all deliveries by the Seller in accordance with Section 2.4.
Section 6.3 Conditions to the Seller’s Obligations at each Closing Date. The obligation of the Seller to consummate the sale of the corresponding number of ADSs and the other transactions contemplated by this SPA shall be subject to the satisfaction, at or prior to each Closing, of all of the following conditions, any one or more of which may be waived by the Seller in its sole discretion:
(a) Representations and Warranties Accurate. All representations and warranties of the Buyer contained in Article IV shall be true and accurate in all material respects (disregarding, for purposes of such determination of materiality, all qualifications in such representations and warranties regarding “material”), as of the date of this SPA and (except that representations and warranties that are made as of a specific date need only be true and correct as of such date) as of such Closing Date as though newly made on and as of such Closing Date.
(b) Performance. The Buyer shall have performed and complied with all agreements, covenants, obligations and conditions required by this SPA to be performed and complied with by it prior to or on such Closing Date, in all material respects.
(c) Deliverables. The Seller shall have received all deliveries by the Buyer in accordance with Section 2.3.
ARTICLE VII
SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES
Section 7.1 Survival. The representations and warranties of the Seller and the Buyer contained in this SPA shall survive the Closing for the period set forth in this Section 7.1. All representations and warranties contained in this SPA shall terminate on the first anniversary of the Third Closing Date. This Section 7.1 shall not limit any covenant or agreement of the parties which contemplates performance after the Third Closing, including the covenants and agreements to be performed after the Closing as set forth in Article V and Article VII.
Section 7.2 Indemnification by Seller.
(a) Subject to Section 7.2(b), the Seller hereby agrees that from and after the First Closing it shall defend and hold harmless each of the Buyer and its Representatives and their respective heirs and permitted assigns, each in their capacity as such (the “Buyer Indemnified Parties,” collectively with the Seller Indemnified Parties, the “Indemnified Parties”) from, against and in respect of any damages, losses, charges, Liabilities, claims, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, any of the Buyer Indemnified Parties, in respect of third party claims or otherwise, relating to or arising out of (i) any breach of any representation or warranty made by the Seller contained in this SPA for the period such representation or warranty survives, and (ii) any breach of any covenant of the Seller contained in this SPA.
(b) The Seller shall not be liable to the Buyer Indemnified Parties for any Losses that would not have arisen but for any voluntary act, omission or transaction carried out after the date hereof by the Buyer or its Affiliates or their respective Representatives.

Section 7.3 Indemnification by Buyer.
(a) The Buyer hereby agrees that from and after the First Closing it shall indemnify, defend and hold harmless the Seller and their Representatives and their respective heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, in respect of third party claims or otherwise, directly or indirectly relating to, arising out of or resulting from, (i) any breach of any representation or warranty made by the Buyer contained in this SPA for the period such representation or warranty survives, (ii) any breach of a covenant of the Buyer contained in this SPA, and (iii) any Taxes and Transfer Taxes for which the Buyer is responsible in accordance with Section 5.5.
(b) The Buyer shall not be liable to the Seller Indemnified Parties for any Losses that would not have arisen but for any voluntary act, omission or transaction carried out after the date hereof by the Seller or its Affiliates or their respective Representatives.
Section 7.4 Third Party Claim Indemnification Procedures.
(a) In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”). The Indemnifying Party shall have thirty (30) calendar days (or such lesser number of days set forth in the Claim Notice as may be required by a court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim.
(b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense unless the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, or (iii) any monetary liability of the Indemnified Party that will not be paid or reimbursed by the Indemnifying Party.

(c) If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.
(d) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents, and employees; it being understood that the costs and expenses of the Indemnified Party relating thereto shall be Losses for purposes of Section 7.2 or Section 7.3, as the case may be.
(e) The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Laws), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.
Section 7.5 No Consequential Damages. Notwithstanding anything to the contrary contained in this SPA, no Person shall be liable under this Article VII for any consequential, punitive, special, incidental or indirect damages, including lost profits.
Section 7.6 Adjustments to Losses.
(a) Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds, shall be deducted. In the event that an Indemnified Party has any rights against a third party with respect to any occurrence, claim or loss that results in a payment by an Indemnifying Party under this Article VII, such Indemnifying Party shall be subrogated to such rights to the extent of such payment; provided that until the Indemnified Party recovers full payment of the Loss related to any such claim, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment are hereby expressly made subordinate and subject in right of payment to the Indemnified Party’s rights against such third party. Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.
(b) Taxes. In calculating the amount of any Loss, there shall be deducted an amount equal to any net Tax benefit actually realized (including the utilization of a Tax loss or Tax credit carried forward) as a result of such Loss by the party claiming such Loss.

(c) Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article VII, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of Loss. For the avoidance of doubt, no Indemnified Party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one fact, matter, event or circumstance that gives rise to more than one claim.
Section 7.7 Payments. The Indemnifying Party shall pay all amounts payable pursuant to this Article VII, by wire transfer of immediately available funds, promptly following receipt from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation and calculations, for a Loss that is the subject of indemnification hereunder, unless the Indemnifying Party in good faith disputes the Loss, in which event it shall so notify the Indemnified Party. In any event, the Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than ten (10) days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.
Section 7.8 Characterization of Indemnification Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 7.2 or Section 7.3 shall be treated as adjustments to the Purchase Price set forth in Section 2.2 for Tax purposes to the extent permitted by applicable Law.
ARTICLE VIII
TERMINATION
Section 8.1 Termination. This SPA may not be terminated unless by written agreement of both the Buyer and the Seller.
Section 8.2 Effect of Termination. In the event of the termination of this SPA in accordance with Section 8.1, this SPA shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, or their respective directors, officers or employees, except for the obligations of the parties hereto contained in this Section 8.2 and in Sections 5.1 (Confidentiality), 5.5 (Expenses), 9.3 (Entire Agreement), 9.7 (Notices), 9.8 (Public Disclosure), 9.9 (Dispute Resolution), 9.10 (Governing Law) and 9.11 (Severability) (and any related definitional provisions set forth in Article I), and except that nothing in this Section 8.2 shall relieve any party from liability for any willful breach of this SPA that arose prior to such termination, for which liability the provisions of Article VII shall remain in effect in accordance with the provisions and limitations of such Article.

ARTICLE IX
MISCELLANEOUS
Section 9.1 Amendment and Waiver. Any provision of this SPA may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Buyer and the Seller, or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege under this SPA shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 9.2 Assignments. Unless otherwise expressly provided in this SPA, no party to this SPA may assign any of its rights or obligations under this SPA without the prior written consent of the other parties to this SPA. Any attempted delegation or assignment without the required consent shall be void and of no effect.
Section 9.3 Entire Agreement. This SPA and all annexes and exhibits hereto contain the entire agreement among the parties with respect to the subject matter of this SPA and supersede and extinguish all prior agreements and understandings, oral or written, with respect to such matters.
Section 9.4 Parties in Interest; No Third Party Beneficiaries. This SPA shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this SPA, express or implied, is intended to confer upon any Person other than the Buyer, the Seller or their respective successors or permitted assigns, any rights or remedies under or by reason of this SPA.
Section 9.5 Counterparts. This SPA and any amendments to this SPA may be executed in one or more counterparts, each of which shall be deemed to be an original instrument by the parties executing such counterpart, but all of which shall be considered one and the same instrument.
Section 9.6 Section Headings. The section and paragraph headings and table of contents contained in this SPA are for reference purposes only and shall not in any way affect the meaning or interpretation of this SPA.

Section 9.7 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing in English and shall be deemed to have been duly given and received on the date delivered by hand or by a generally recognized international courier service such as Federal Express (with relevant fees prepaid), or by other messenger (or, if delivery is refused, upon presentment) or upon receipt by facsimile transmission (provided that a copy of such facsimile and transmission confirmation is delivered by hand or a generally recognized international courier service to the addressee of the facsimile within five (5) Business Days), or upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the parties as follows:
(a)	If to the Buyer:

Address:	c/o IDG VC Management Ltd.
Unit 1509, The Center
99 Queen’s Road
Central, Hong Kong

Facsimile:	852-2529-1619
Attention:	Mr. Chi Sing HO

with copies to:

Address:	Room 616, Tower A, COFCO Plaza
8 Jianguomennei Dajie
Beijing 100005, P.R. China

Facsimile:	86-10-8512-0225
Attention:	Ms. Bin Li

Address:	Davis Polk & Wardwell LLP
2201 China World Office 2
1 Jian Guo Men Wai Avenue
Chao Yang District
Beijing 100004

Facsimile:	86-10-8567-5102
Attention:	Howard Zhang, Esq.
(b)	If to the Seller:

Address:	Grand Continental Holdings Limited
OMC Chambers, Wickhams Cay1, Road Town
Tortlola, British Virgin Islands

Facsimile:	+86-10-5832-5200
Attention:	Mr. Zhiwei Zhao

with a copy to:

Address:	Baker Botts LLP
702 Beijing International Club Office Tower
21 Jianguomenwai Ave.
Beijing, China 100020

Facsimile:	86-10-8532-7999
Attention:	Jeff Layman, Esq.
or to such other Persons or addresses as the Person to whom notice is given may have previously furnished in writing to the party giving such notice in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

Section 9.8 Public Disclosure. Notwithstanding anything to the contrary contained herein, (i) prior to each Closing, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of any stock exchange upon which the securities of one of the parties are listed, from and after the date hereof, no press release or similar public announcement or communication (each, a “Communication”) shall be made or caused to be made relating to this SPA or the transactions contemplated herein, and (ii) upon and after each Closing, except as may be required to comply with the requirements of any applicable Law and the rules and regulations of any stock exchange upon which the securities of one of the parties are listed, no Communication shall be made or caused to be made relating to this SPA or the transactions contemplated herein unless specifically approved in advance by both the Buyer and the Seller. In the event either party is required by any applicable Law or the rules and regulations of any stock exchange upon which its securities are listed to make or cause to be made a Communication relating to this SPA, such party will consult and cooperate with the other party in connection with any such Communication and the party making such Communication shall provide copies of any such document to the other party for review prior to making such Communication and, if requested, give due consideration to all reasonable additions, deletions or changes suggested in connection therewith. Nothing contained herein is intended to limit or restrict the Buyer’s or Seller’s ability to file a Schedule 13D or Schedule 13G respectively with the SEC or any amendments thereto or to make required disclosure therein.
Section 9.9 Dispute Resolution.
(a) Any dispute, controversy or claim arising out of or in connection with this SPA shall be submitted to the Hong Kong International Arbitration Centre (the “HKIAC”) for settlement by arbitration with three (3) arbitrators under the Arbitration Rules of the United Nations Commission on International Trade Law in effect as of the date of this SPA (the “Arbitration Rules”), as modified by this SPA. The Buyer, on the one hand, and the Seller, on the other hand, shall be entitled to designate one arbitrator. The two (2) arbitrators shall consult with each other to agree upon the selection of a third arbitrator; provided, however, that in the event either party fails to appoint an arbitrator within twenty (20) Business Days of receipt by either party of a written notice requesting arbitration, or if the two (2) arbitrators cannot reach an agreement with respect to the third arbitrator on or prior to 5:00 P.M. (Hong Kong time) on the 20th Business Day following the date of the appointment of the first arbitrator, the appointment shall be made by the HKIAC pursuant to the Arbitration Rules and the Procedures for Administration of International Arbitration of the HKIAC (the “Arbitration Procedures”). Any arbitration pursuant to this Section 9.9 shall be administered by the HKIAC in accordance with the Arbitration Procedures in effect as of the date of this SPA.
(b) All disputes, controversies or claims arising out of or in connection with this SPA shall (in so far as is reasonably practicable) be resolved by means of a single arbitral proceeding. The arbitration proceedings shall be conducted in English. The seat of the arbitration shall be in Hong Kong. Any award of the arbitral tribunal must be in writing and state the grounds upon which it is based.
(c) The decision of the arbitral tribunal shall be final and binding on the parties and the parties waive irrevocably any rights to any form of appeal, review or recourse to any state or other judicial authority, in so far as such waiver may validly be made.
(d) The existence and content of any arbitration proceeding and any award thereof shall be subject to Section 5.1.
(e) The parties shall have the right to seek interim injunctive relief or other interim relief from a court of competent jurisdiction, both before and after the arbitral tribunal has been appointed, at any time up until the arbitral tribunal has made its final award. Judgment upon any arbitral award may be entered in any court of competent jurisdiction and any party may apply to such court for the recognition and enforcement of such award as the Law of such jurisdiction may allow. Each party to this SPA agrees that any judgment upon an arbitral award rendered against it under this SPA may be executed against its assets in any jurisdiction.

(f) Each party hereby submits to the non-exclusive jurisdiction of any proper court in the PRC with respect to the enforcement of any arbitral award hereunder. Each party agrees that service of process upon such party at the address so provided in Section 9.7 shall be deemed in every respect effective service of process upon such party in any such action, suit or proceeding.
(g) Each party hereby agrees to submit any dispute, controversy or claim with respect to the enforceability of the arbitration provisions of this SPA to the HKIAC for settlement by arbitration under the Arbitration Rules in accordance with the Arbitration Procedures and the terms of this SPA. If the arbitration provisions of this SPA are held unenforceable by the HKIAC, the parties shall be entitled to submit any dispute, controversy or claim arising out of or in connection with this SPA to any proper court of competent jurisdiction for legal suits, actions or proceedings.
Section 9.10 Governing Law. This SPA shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.
Section 9.11 Severability. The provisions of this SPA shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this SPA. If any provision of this SPA, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) the parties shall use their respective best efforts to negotiate and agree to a suitable and equitable provision to be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this SPA and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability. In any such event, the party that is unable to perform its obligations as a result of such invalidity or unenforceability shall not be deemed to be in breach of any provision of this SPA or be liable for any damages to the other party as a result.
Section 9.12 Specific Performance and Injunctive Relief. Without prejudice to any other rights or remedies which a party may have under this SPA, and notwithstanding any limitations on remedies specified in this SPA, the parties acknowledge and agree that damages may not be an adequate remedy for any breach of this SPA and the remedies of injunction, specific performance and other non-monetary remedies (in addition to damages) as permitted by applicable Law are appropriate for any threatened or actual breach of any provision of this SPA and each party is entitled to pursue such remedies. No proof of special damages shall be necessary for the enforcement of the rights under this Section 9.12.
Section 9.13 No Agency. Nothing in this SPA shall be deemed to constitute any party the agent of the other party for any purpose. In particular, no party shall hold itself out as the agent of any other party for any purposes or represent that it has authority to bind any other party in any way.

IN WITNESS WHEREOF, this SPA has been signed on behalf of each of the parties hereto as of the date first written above.

IDG Technology Venture Investment, Inc.
By:	/s/ Chi Sing Ho
	Name:	Chi Sing Ho
	Title:	Authorized Representative

GRAND CONTINENTAL HOLDINGS LIMITED
By:	/s/ Zhiwei Zhao
	Name:	Zhiwei Zhao
	Title:	Director
[Signature page to Share Purchase Agreement]

Schedule I
AGGREGATE PURCHASE PRICE

	Number of ADSs	Unit Price
Closing	Subject to Transfer	(per ADS)		Purchase Price

First Closing	1,100,000	US$	7.0	US$	7,700,000

Second Closing	550,000	US$	7.0	US$	3,850,000

Third Closing	550,000	US$	7.0	US$	3,850,000

Total	2,200,000	US$	7.0	US$	15,400,000

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